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                                                                   EXHIBIT 12.1
THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES





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
                                                                        Year ended December 31
                                                      --------------------------------------------------------------
Dollars in millions                                    2001          2000          1999          1998          1997
----------------------------------------------------- ------        ------        ------        ------        ------
EARNINGS
Income from continuing operations before taxes        $  564        $1,848        $1,788        $1,651        $1,595
Fixed charges excluding interest on deposits             763         1,033           980         1,159         1,080
                                                      ------        ------        ------        ------        ------
       Subtotal                                        1,327         2,881         2,768         2,810         2,675
Interest on deposits                                   1,229         1,653         1,369         1,471         1,457
                                                      ------        ------        ------        ------        ------
       Total                                          $2,556        $4,534        $4,137        $4,281        $4,132
                                                      ======        ======        ======        ======        ======

FIXED CHARGES
Interest on borrowed funds                            $  646           915           870         1,065         1,010
Interest component of rentals                             53            50            44            33            26
Amortization of notes and debentures                       1             1             1             1             1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts               63            67            65            60            43
                                                      ------        ------        ------        ------        ------
       Subtotal                                          763         1,033           980         1,159         1,080
Interest on deposits                                   1,229         1,653         1,369         1,471         1,457
                                                      ------        ------        ------        ------        ------
       Total                                          $1,992        $2,686        $2,349        $2,630        $2,537
                                                      ======        ======        ======        ======        ======

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                          1.74 x        2.79 x        2.82 x        2.42 x        2.48 x
Including interest on deposits                          1.28          1.69          1.76          1.63          1.63
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